UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

                     PURSUANT TO SECTION 12(B) OR (G) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

                            HYBRID FUEL SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)


                       GEORGIA                               58-2267238
        (State of incorporation or organization)          (I.R.S. Employer
                                                         Identification No.)

                     12409 TELECOM DRIVE TAMPA, FL         33637
               (Address of principal executive offices) (Zip Code)

     Securities to be registered pursuant to Section 12(b) of the Act: None

If  this  form  relates  the  registration  of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If  this  form  relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities to be registered pursuant to Section 12(g) of the Act: Common stock, par value $.001 per share.

ITEM  1.  DESCRIPTION  OF  REGISTRANT'S  SECURITIES  TO  BE  REGISTERED.

COMMON  STOCK
Our authorized common stock consists of 150,000,000 shares, par value $.001 per share. As of the date of this filing, there are 105,903,882 shares of common stock issued and outstanding.

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future without further stockholder approval.

ITEM  2.  EXHIBITS.

References to the "Company" in the following exhibit list refer to Hybrid Fuel Systems, Inc., a Georgia corporation.

                                    EXHIBIT

NUMBER                            DESCRIPTION

3.1 Articles of Incorporation of Save On Energy, Inc., incorporated by reference to Exhibit 3.1 to the Company's registration statement on Form SB-2 filed on March 23, 2000.

3.2 Amendment to Articles of Incorporation of Save On Energy, Inc., incorporated by reference to Exhibit 3.2 to the Company's registration statement on Form SB-2 filed on March 23, 2000.

3.3  By-laws  of  Save  On  Energy,  Inc.,  incorporated by reference to Exhibit
     3.3 to the Company's registration statement on Form SB-2 filed on March 23, 2000.

                                    SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                           HYBRID FUEL SYSTEMS, INC.

Dated:   February  7,  2006     By:  /s/  Mark  Clancy
                                    Chief  Executive  Officer